Exhibit 10.13

Axcelis Technologies, Inc.
Director Compensation at March 1, 2006

The Nominating and Governance Committee has responsibility under its charter to review any changes to non-employee director compensation and provide a recommendation as to the adoption of such changes to the full Board. All equity grants to non-employee directors are either made under automatic granting language in the 2000 Stock Plan or by the Compensation Committee on the recommendation of the Board of Directors. The 2000 Stock Plan is filed as Exhibit 10.1 to this Form 10-K (incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 8-K filed with the Commission on June 28, 2005).

Director Fees. Mr. Hardis, the Lead Director, receives an annual retainer, payable quarterly. Mr. Hardis’ annual retainer was set at $100,000 for the period from July 1, 2005 through June 30, 2006, at which time it will be reduced to $50,000 for the period ending June 30, 2007. Each non-employee director (other than Mr. Hardis) receives an annual retainer of $30,000 payable quarterly. In addition, each non-employee director (other than Mr. Hardis) assuming responsibility as Chairman of a committee of the Board of Directors receives an annual retainer of $7,500. Non-employee directors also receive cash fees for attendance at Board and committee meetings. Mr. Hardis will not receive meeting fees for meetings held prior to July 1, 2006. The meeting fees are: (1) $2,000 for attendance in person at a meeting of the Board of Directors; (2) $1,000 for attendance at a meeting of any committee of the Board of Directors; and (3) $1,000 for participation in a telephonic meeting of the Board of Directors or committee of the Board of Directors. Fees are paid only to committee members with respect to attendance at a committee meeting. Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any Company-paid perquisites.

Automatic Option Grants. All non-employee directors of Axcelis receive automatic initial stock option grants under our 2000 Stock Plan. The initial option grant is for 40,000 shares and is granted upon initial election to the Board. These non-employee director options have an exercise price equal to the closing price of our common stock on the grant date and are fully exercisable on the 181st day after the date the option is granted, provided the optionee is still a director on that date. The options have a term of ten years from the date of grant.

Prior to 2005, non-employee directors also received automatic annual grants for 15,000 shares beginning in the first calendar year after such director’s first election to the Board. The 2000 Stock Plan was amended to eliminate the annual option grant provision in 2005, in light of the restricted stock grants described below.

Restricted Stock Grants. In 2005, the Compensation Committee approved the issuance under the 2000 Stock Plan of 7,257 shares of restricted stock to each of the non-employee directors elected in years prior to 2005. The value of the grants was $50,000, using the closing price on the date of grant. These restricted stock grants became fully vested on the 181st day after the date of grant for recipients remaining a director on that date.